Exhibit 99.1

NEWS RELEASE

ICF International to Acquire Olson to Provide Clients with Comprehensive Digital Solutions for Customer and Stakeholder Engagement and E-commerce

●	Expands ICF’s Growing Digital Business Adding Strategic Advisory, Creative Services and Proprietary Technology and Analytics

●	Builds on ICF’s Existing Customer Engagement Offerings to Commercial and Government Clients

●	Transaction Expected to be Accretive to 2015 Earnings Beginning in the First Quarter; Neutral in 2014

●	ICF Reaffirms its Revenue and Diluted Earnings Per Share Guidance for 2014, Exclusive of the Contribution of the Olson Transaction

FOR IMMEDIATE RELEASE:

Investor	Douglas Beck, ICF International, douglas.beck@icfi.com, +1.703.934.3820
contacts:	Lynn Morgen, MBS Value Partners, lynn.morgen@mbsvalue.com, +1.212.750.5800

Media
contact:	Steve Anderson, ICF International, steve.anderson@icfi.com, +1.703-934-3847

FAIRFAX, Va. (October 21, 2014)—ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, announced today that it has signed a definitive agreement to acquire Minneapolis-based Olson, an integrated marketing technology and digital solutions provider. Olson provides digital marketing solutions around customer engagement and branding and is widely recognized for its innovative strategic advisory work, its software-driven customer loyalty programs and its analytics-based marketing.

Olson had pro forma revenues1 of $126 million for full year 2013 and an Adjusted EBITDA margin1 of 22.5 percent. For the first seven months of 2014, Olson’s revenues increased at a double-digit rate, a trend that is expected to continue for the rest of the year. After making business development and technology investments in Olson, the acquisition is expected to add over 70 basis points to ICF’s EBITDA margin beginning in 2015. ICF will purchase Olson for $295 million in cash from private equity firm KRG Capital Partners and other minority shareholders. The transaction is scheduled to close by mid-November 2014, subject to regulatory approval and other closing conditions.

This acquisition strengthens and expands ICF’s digital marketing capabilities, enabling clients to transform the way they engage with customers and stakeholders. Combined with ICF’s existing digital technology implementation capabilities, Olson will help drive multi-channel marketing initiatives across web, mobile, email, social, print, broadcast and off-premise platforms. Olson’s diversified roster of marquee clients spans a broad range of industry categories, including health, energy and transportation, complementing ICF’s work in those areas, in addition to its significant consumer/retail presence.

The professional services landscape has changed dramatically in the past few years, reflecting rapid growth in the use of digital services by consumers, businesses and governments. In recognition of this trend ICF acquired Ironworks (2011), CITYTECH (2014) and Mostra (2014) to buttress its legacy capabilities. These capabilities combined with Olson’s have positioned ICF as a full-service digital marketing solutions provider that will give commercial and government clients the opportunity to reach their most important audiences easily, directly and cost effectively.

“Our clients are increasingly using mobile platforms, social media and the web for interacting with their customers and stakeholders. Utility companies are using these channels to increase energy efficiency, healthcare companies to influence consumer choices, transportation companies for transactions and governments for stakeholder engagement. A deep and sophisticated understanding of consumer behavior combined with the use of digital technologies will be increasingly key to helping ICF’s clients implement solutions in the future,” said ICF International Chairman and CEO Sudhakar Kesavan. “Together, ICF and Olson will guide clients through this new digital revolution across all markets, offering the ability to efficiently and effectively reach out to customers and stakeholders.”

“We are thrilled to be joining ICF, which we see as an excellent platform to drive our future growth, domestically, internationally and across client categories,” said John Partilla, CEO for Olson. “Our organization will be a part of the digital services business, which will be an important driver of the company’s overall revenue growth. As part of ICF, we will be positioned to leverage the strengths we have built since our founding 22 years ago, to benefit our current clients and expand our reach by providing the combination of brand experience, technology and commerce, for which there is strong demand.”

As a result of the acquisition, 545 professionals will join ICF. The acquisition also includes digital assets and intellectual property including Olson’s Tally®, a CRM-driven loyalty platform that enables clients to drive rewards and marketing programs; Social Media Accelerator, a rich proprietary fact base and planning tool to plan and manage social media investment; and Brand Anthropology™, a research-based tool to quantitatively segment markets and build brands.

Specifically, the combination of Olson with ICF creates value in several ways:

Leverages Olson’s Recognition and Expertise in Integrated Marketing Solutions to Extend ICF’s Current Commercial Digital Business. ICF’s 2011 acquisition of Ironworks firmly established the company in the fast-growing digital services market. The early 2014 acquisitions of CITYTECH and Mostra, respectively, built out ICF’s content management capabilities and its stakeholder engagement expertise. With Olson, ICF will have an end-to-end service offering comprised of strategic advisory, creative, proprietary technology and analytics, and implementation services to deploy on behalf of existing and new commercial clients.

Olson’s Reputation for Creativity and Innovation Provides the Requisite Qualifications to Further Expand ICF’s Digital and Strategic Communications Work for Government Clients. This transaction improves ICF’s position in the branding space, enabling the company to broaden its offerings to include innovative and commercially-inspired digital services to its federal, state, local and international government clients, which are increasingly seeking digital solutions to effect stakeholder engagement. Prior to this acquisition, ICF’s strategic communications offerings resulted in its ranking by PR Week’s Agency Business Report 2014 as the sixth largest independent public relations agency in the U. S., primarily through its government work. Olson strengthens ICF’s ability to capture a greater share of this growing market. In addition, Mostra, acquired by ICF earlier this year, is the largest provider of marketing and communications services to the European Commission.

Acquisition Aligned with Strategy to Increase Mix of Higher Margin Commercial Business. The Olson transaction shifts ICF’s revenue base considerably. On a pro forma basis, assuming the transaction had closed on January 1, 2014, first half 2014 commercial revenues would have accounted for approximately 36 percent of total revenues compared to the 28 percent reported for that period. Thus, ICF has succeeded in increasing its exposure to synergistic higher margin commercial business, while retaining the backlog and visibility associated with its government business.

ICF’s Deep Digital Technology Integration Capabilities and Business Development Resources to Drive Additional Revenue Synergies. ICF’s existing digital business revenues from commercial clients continue to increase at solid double-digit rates, reflecting strong demand and the company’s greater recognition for developing and implementing successful customer engagement programs. ICF’s growing client roster and business development pipeline should set the stage for significant revenue synergies with Olson. Similar to the strategy employed after acquiring Macro International in 2009, ICF will make business development investments to ensure that Olson has the resources to leverage its recognition, reputation and client successes to take full advantage of its high-growth market. By utilizing ICF’s greater scale, sector expertise and domestic and international office network, Olson will be in a strong position to stay close to its clients and increase its share of new client engagements.

Additionally, ICF announced today that, exclusive of the impact of the Olson acquisition, it reaffirms its revenue, diluted earnings per share, and cash flow guidance for 2014. This guidance calls for full year revenues of $1.015 billion to $1.045 billion, representing year-on-year growth of 8.5 percent at the midpoint and adjusted earnings per share of $2.19 to $2.27, representing 12.6 percent growth over full year 2013 at the midpoint. Reported diluted earnings per share are expected to range from $2.12 to $2.20, up 10.8 percent at the midpoint compared to the $1.95 reported last year. Cash flow from operations is expected to be between $60 million and $70 million. ICF will report its third quarter 2014 results after the market close on Thursday, November 6, 2014.

Conference Call Information
ICF’s management will host a conference call and slide presentation today, October 21, at 5 p.m. Eastern Time to discuss the Olson acquisition. To participate in the conference call, please call one of the following numbers approximately 10 to 15 minutes prior to the scheduled call:

U.S. participants – 1.866.652.5200
Global toll – 1.412.317.6060

A playback of the call will be available from one hour after the call until 5 p.m. on October 28, 2014, and may be accessed by dialing:

U.S. participants – 1.877.344.7529
Global toll – 1.412.317.0088
Conference number - 10054114

To participate in the webcast, register at http://investor.icfi.com at least 15 minutes prior to the webcast and download and install any necessary software. An archive of the webcast will be available for one year following the live event.

The presentation accompanying the conference call and webcast will be available for one year following the live event at http://investor.icfi.com.

1 On a pro-forma and adjusted basis; assuming that a 2013 acquisition by Olson was effective on January 1, 2013, and certain pre-transaction expenses were excluded (e.g. management fees).

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About ICF International

ICF International (NASDAQ:ICFI) provides professional services and technology solutions that deliver beneficial impact in areas critical to the world's future. ICF is fluent in the language of change, whether driven by markets, technology, or policy. Since 1969, we have combined a passion for our work with deep industry expertise to tackle our clients' most important challenges. We partner with clients around the globe—advising, executing, innovating—to help them define and achieve success. Our more than 4,500 employees serve government and commercial clients from more than 70 offices worldwide. ICF's website is www.icfi.com.

About Olson

Olson is an integrated, next-generation agency with digital at its core, focused on driving rich engagement for many of the world’s leading brands. One of the top five independent, full-service agencies in North America, Olson’s 545 person-strong agency is dedicated to "Revolutionizing Engagement" by combining insights, creativity and technology. Olson is headquartered in Minneapolis with offices in Chicago, Austin, Toronto, Los Angeles, New York and San Francisco. Learn more at http://www.olson.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These statements include those that refer to ICF’s current expectations about the acquisition of Olson.  These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. Although ICF’s expectations are based on what management believes to be reasonable assumptions, it cannot assure the expectations reflected in this document will be achieved as they are subject to risks and uncertainties that are difficult to predict and may be outside of ICF’s control.  Such risks and uncertainties include the possibility that the benefits anticipated from the Olson acquisition will not be fully realized, the possibility the Olson transaction may not close, and other risks in connection with the proposed transaction and integration of Olson.  The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.